SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2010 (October 8, 2010)

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01.	Other Events.

On October 8, 2010, the rehabilitator (the “Rehabilitator”) of the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) filed with Dane County Circuit Court in the State of Wisconsin (the “Court”) a plan of rehabilitation (the “Plan of Rehabilitation”). Claims against the Segregated Account will be settled and paid in accordance with the terms and conditions of the Plan of Rehabilitation. Following confirmation of the Plan of Rehabilitation by the Court, any holder of a right to payment from the Segregated Account, regardless of when such right arises, is limited exclusively to the treatment afforded by the Plan of Rehabilitation.

Holders of permitted claims for fees, costs and expenses of the administration of the Segregated Account will receive cash in the full amount of such claims. Holders of permitted policy claims will receive, in complete satisfaction of such claims, a combination of cash payments and 5.1% interest-bearing, unsecured surplus notes that are scheduled to mature on June 7, 2020 (the “Surplus Notes”). The cash/Surplus Note split will initially be 25% cash and 75% Surplus Notes. Holders of other claims submitted in compliance with the provisions of the Plan of Rehabilitation, which are not claims for administrative expenses of the Segregated Account or policy claims, will receive, in complete satisfaction of such claims, 5.1% interest-bearing, unsecured junior surplus notes in a principal amount equal to the dollar amount of such claims. Under the Plan of Rehabilitation, the Rehabilitator retains the flexibility to engage in alternative resolutions of claims where such resolutions are, in the Rehabilitator’s sole and absolute discretion, equitable to the holders of policy claims generally.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.1	Plan of Rehabilitation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc. (Registrant)

Dated: October 12, 2010	By:	/s/ ANNE GILL KELLY
	Name:	Anne Gill Kelly
	Title:	Managing Director, Secretary and Assistant General Counsel